As filed with the Securities and Exchange Commission on December 16, 2015
Registration No. 333-169079 Registration No. 333-182372

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 __________________

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-169079

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-182372

UNDER THE SECURITIES ACT OF 1933
______________

Community Bank System, Inc. (as successor by merger to Oneida Financial Corp.) (Exact name of registrant as specified in its charter)
Maryland (State or other jurisdiction of incorporation or organization)	80-0632920 (I.R.S. Employer Identification No.)

182 Main Street
Oneida, New York 13421-1676
(Address of Principal Executive Offices) (Zip Code)

Oneida Financial Corp. 2012 Equity Plan
Oneida Financial Corp. 2006 Recognition and Retention Plan
Oneida Savings Bank 401(k) Savings Plan
(Full title of the plan)

George J. Getman, Esq.
EVP and General Counsel
5790 Widewaters Parkway
DeWitt, New York 13214

(315) 445-2282
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Community Bank System, Inc., successor by merger to Oneida Financial Corp. (the “Registrant”), deregister all shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

●
Registration Statement on Form S-8 (No. 333-169079), pertaining to the registration of 14,983 Shares, issuable under the Oneida Financial Corp. 2006 Recognition and Retention Plan and Oneida Savings Bank 401(k) Savings Plan, which was filed with the Commission on August 27, 2010.

●
Registration Statement on Form S-8 (No. 333-182372), pertaining to the registration of 551,250 Shares, issuable under the Oneida Financial Corp. 2012 Equity Plan, which was filed with the Commission on June 27, 2012.

Pursuant to the Agreement and Plan of Merger, dated as of February 24, 2015 (the “Merger Agreement”), by and between Community Bank System, Inc. and the Registrant, Community Bank System, Inc. acquired the Registrant.  The merger became effective on December 4, 2015.

In connection with the completion of the merger, the offerings pursuant to the Registration Statements have been terminated.  In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, Community Bank System, Inc., as the successor by merger to the Registrant, hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in DeWitt, New York, on the 16th day of December, 2015.

COMMUNITY BANK SYSTEM, INC.

By: /s/ George J. Getman
George J. Getman
Executive Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George J. Getman, Mark E. Tryniski and Scott A. Kingsley, and each of them, his or her true and lawful attorneys−in−fact and agents, with full power of substitution and re−substitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys−in−fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys−in−fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Mark E. Tryniski Mark E. Tryniski	President, Chief Executive Officer and Director (Principal Executive Officer)	December 16, 2015
/s/ Scott A. Kingsley Scott A. Kingsley	Treasurer and Chief Financial Officer (Principal Financial Officer)	December 16, 2015

/s/ Nicholas A. DiCerbo Nicholas A. DiCerbo	Chairman of the Board	December 16, 2015
/s/ Brian R. Ace Brian R. Ace	Director	December 16, 2015

/s/ Mark J. Bolus	Director	December 16, 2015
Mark J. Bolus

/s/ Neil E. Fesette Neil E. Fesette	Director	December 16, 2015
/s/ James A. Gabriel James A. Gabriel	Director	December 16, 2015

/s/ James W. Gibson, Jr. James W. Gibson, Jr.	Director	December 16, 2015

/s/ Michael R. Kallet Michael R. Kallet	Director	December 16, 2015

/s/ Edward S. Mucenski Edward S. Mucenski	Director	December 16, 2015

/s/ John Parente John Parente	Director	December 16, 2015

/s/ Sally A. Steele Sally A. Steele	Director	December 16, 2015
/s/ Eric E. Stickels Eric E. Stickels	Director	December 16, 2015
/s/ John F. Whipple, Jr. John F. Whipple, Jr.	Director	December 16, 2015

/s/ James A. Wilson James A. Wilson	Director	December 16, 2015